Exhibit 99.1

Investor and Media Inquiries: Maeve Conneighton Argot Partners 212-600-1902	Par Hyare Sunesis Pharmaceuticals, Inc. 650-266-3784

Sunesis Pharmaceuticals Reports Third Quarter 2020 Financial Results and Recent Highlights

Sunesis to Host Conference Call Today at 4:30 PM Eastern Time

SOUTH SAN FRANCISCO, Calif., November 16, 2020 (GLOBE NEWSWIRE) -- Sunesis Pharmaceuticals, Inc. (Nasdaq: SNSS) today reported financial results for the third quarter ended September 30, 2020. Loss from operations for the three months ended September 30, 2020 was $4.5 million. As of September 30, 2020, cash and cash equivalents totaled $26.0 million. During the third quarter, the Company raised approximately $12.6 million in net proceeds from an underwritten public offering of its common stock and repaid its outstanding debt.

“Our number one priority is our review of strategic alternatives while continuing to build value in our internal and partnered programs” said Dayton Misfeldt, Interim Chief Executive Officer of Sunesis. “We have engaged MTS Health Partners, L.P., as our financial advisor, as we are committed to ensuring we find a value-creating path for the company.”

Recent Highlights

Presented SNS-510 Preclinical Data from Ongoing Program at the 32nd EORTC-NCI-AACR Symposium on Molecular Targets and Cancer Therapies. In October 2020, Sunesis presented preclinical data on its first-in-class PDK-1 inhibitor SNS-510. The observed synergies in the preclinical study support a potential role of PDK-1 inhibition to reverse resistance and/or improve activity of inhibitors of CDK4/6 in breast cancer, BCL2 in lymphoma and in KRAS G12C mutated cancers. Characterization of SNS-510 is ongoing in IND-enabling studies.

Bolstered Balance Sheet with Completion of Public Offering and Retiring Debt. In July 2020, Sunesis completed an underwritten public offering of shares of its common stock with net proceeds of approximately $12.6 million. Also in July, the Company repaid its outstanding debt with Silicon Valley Bank.

Announced Review of Strategic Alternatives. In July 2020, the Company announced plans to review strategic alternatives to maximize shareholder value that can include asset in-licensing, partnering, and mergers and acquisitions. The Board of Directors has engaged MTS Health Partners to assist in the strategic review process. There can be no assurance that the strategic review will result in any transaction or other outcome. The Company does not currently intend to publicly discuss or disclose further developments of the strategic review unless and until its Board of Directors has approved a transaction or otherwise determined that further disclosure is appropriate.

Announced Reduction in Workforce to Streamline Resources. In July 2020, Sunesis announced a reduction in workforce of approximately 30% to right size the organization to achieve its objectives and preserve cash resources.

Financial Highlights

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Cash and cash equivalents totaled $26.0 million as of September 30, 2020, as compared to cash and cash equivalents and restricted cash totaled $34.6 million as of December 31, 2019. The decrease of $8.6 million was due to cash used in operating activities, mainly resulting from our net loss of $16.8 million for the nine months ended September 30, 2020, the $5.5 million principal payment of the SVB Loan Agreement, offset by the $12.6 million net proceeds from issuance of common stock and adjustments for non-cash items of $1.1 million.

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Total revenue was nil and $0.1 million for the three and nine months ended September 30, 2020, respectively, and nil for the comparable periods in 2019. The revenue during the nine months ended September 30, 2020 was primarily due to revenue recognized from the upfront payment received under the license agreement with Denovo.

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Research and development expense was $2.2 million and $10.1 million for the three and nine months ended September 30, 2020, respectively, compared to $3.5 million and $10.5 million for the same periods in 2019. The decrease of $1.3 million between the comparable three months periods was primarily due to a $0.7 million decrease in clinical expenses and a $0.4 million decrease in professional service expenses due to the decision not to advance our clinical trial for vecabrutinib into Phase 2. The decrease is further due to a $0.2 million decrease in salary and personnel expenses due to lower headcount. The $0.4 million decrease in the comparable nine months period was primarily due to a $0.9 million decrease in salary and personnel expenses due to lower headcount and a $0.6 million decrease in clinical research organization (“CRO”) related expenses, partially offset by a $1.3 million increase in professional services mainly due to progress in the SNS-510 studies.

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General and administrative expense was $2.3 million and $6.6 million for the three and nine months ended September 30, 2020, respectively, compared to $2.5 million and $7.5 million for the same periods in 2019. The decrease of $0.2 million between the comparable three months periods was primarily due to a $0.4 million decrease in salary and personnel expenses due to lower headcount and less business-related travel, offset by a $0.1 million increase in professional service expenses and a $0.1 million increase in Delaware franchise tax due to reverse split. The $0.9 million decrease in the comparable nine months periods was primarily due to a $0.6 million decrease in salary and personnel expenses due to lower headcount and less business-related travels and a $0.3 million decrease in professional service expenses due to lower patent expenses.

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Interest expense was $0.2 million and $0.3 million for the three and nine months ended September 30, 2020, compared to $0.1 million and $0.4 million for the same periods in 2019, respectively. The increase in the interest expenses in the comparable three months periods was mainly due to the final payment related to the repayment of the outstanding debt under the SVB Loan Agreement in July 2020. The decrease in the comparable nine months periods was mainly due to lower interest paid due to the lower interest rate on the lower principal amount under the SVB Loan Agreement as compared to our prior loan agreement with Western Alliance Bank and Solar Capital Ltd. in 2019.

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Net cash used in operating activities was $15.8 million for the nine months ended September 30, 2020, as compared to $18.4 million for the same period in 2019. Net cash used in operating activities in the nine months ended September 30, 2020, resulted primarily from the net loss of $16.8 million, partially offset by adjustments for non-cash items of $1.1 million. Net cash used in operating activities in the nine months ended September 30, 2019, resulted primarily from the net loss of $18.0 million and changes in operating assets and liabilities of $1.8 million, offset by adjustments for non-cash items of $1.4 million.

Conference Call Information

Sunesis will host a conference call today at 4:30 p.m. Eastern Time. The call can be accessed by dialing (844) 296-7720 (U.S. and Canada) or (574) 990-1148 (international) and entering passcode 1776248. To access the live audio webcast, or the subsequent archived recording, visit the “Investors and Media – Calendar of Events” section of the Sunesis website at www.sunesis.com. The webcast will be recorded and available for replay on the company’s website for two weeks.

About Sunesis Pharmaceuticals

Sunesis is a biopharmaceutical company developing novel targeted inhibitors for the treatment of hematologic and solid cancers. Sunesis has built an experienced drug development organization committed to improving the lives of people with cancer. The Company is focused on advancing its novel kinase inhibitor pipeline, including first-in-class PDK1 inhibitor SNS-510. SNS-510 is in IND-enabling studies.

For additional information on Sunesis, please visit www.sunesis.com.

SUNESIS and the logos are trademarks of Sunesis Pharmaceuticals, Inc.

Forward-Looking Statements

This press release contains forward-looking statements, including statements related to Sunesis’ continued development and potential of its kinase inhibitor pipeline, including the additional IND enabling studies related to SNS-510; Sunesis' ability to maximize stockholder value through Sunesis' strategic review process; and the sufficiency of Sunesis’ cash resources and financial position. Words such as “expect,” “will,” “look forward,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Sunesis' current expectations. Forward-looking statements involve risks and uncertainties. Sunesis' actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties. These and other risk factors are discussed under "Risk Factors" in Sunesis' Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 and Sunesis' other filings with the Securities and Exchange Commission. Sunesis expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Sunesis' expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

SUNESIS PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS
(In thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
	(Unaudited)
Revenue:
License and other revenue	$—	$—	$120	$—
Total revenues	—	—	120	-
Operating expenses:
Research and development	2,157	3,534	10,128	10,465
General and administrative	2,315	2,507	6,607	7,469
Total operating expenses	4,472	6,041	16,735	17,934
Loss from operations	(4,472)	(6,041)	(16,615)	(17,934)
Interest expense	(167)	(71)	(302)	(443)
Other income, net	1	170	114	334
Net loss	(4,638)	(5,942)	(16,803)	(18,043)
Unrealized loss on available-for-sale securities	—	—	(1)	-
Comprehensive loss	$(4,638)	$(5,942)	$(16,804)	$(18,043)
Basic and diluted loss per common share:
Net loss	$(4,638)	$(5,942)	$(16,803)	$(18,043)
Shares used in computing basic and diluted loss per common share(1)	15,929	10,507	12,748	7,897
Basic and diluted loss per common share(1)	$(0.29)	$(0.57)	$(1.32)	$(2.28)

Note 1: Share and per-share data in the condensed consolidated statement of operations and comprehensive loss have been adjusted to give retroactive effect to the Reverse Split for all periods presented.

SUNESIS PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	December 31,
	2020	2019
	(Unaudited)	(Note 1)
ASSETS
Current assets:
Cash and cash equivalents	$17,653	$12,761
Restricted cash	5,500	5,500
Marketable securities	—	16,364
Prepaids and other current assets	1,712	1,697
Total current assets	24,865	36,322
Property and equipment, net	-	3
Operating lease right-of-use asset	545	817
Other assets	96	98
Total assets	$25,506	$37,240
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$452	$791
Accrued clinical expense	402	521
Accrued compensation	692	985
Other accrued liabilities	1,836	1,109
Notes payable	5,473	5,465
Operating lease liability - current	545	545
Total current liabilities	9,400	9,416
Other liabilities	-	9
Operating lease liability - long term	-	272
Total liabilities	9,400	9,697
Stockholders’ equity:
Convertible preferred stock	11,769	11,769
Common stock	11	11
Additional paid-in capital	699,291	698,562
Accumulated other comprehensive income	-	1
Accumulated deficit	(694,965)	(682,800)
Total stockholders’ equity	16,106	27,543
Total liabilities and stockholders’ equity	$25,506	$37,240

Note 2:  The consolidated balance sheet as of December 31, 2019 (as adjusted for the Reverse Split), has been derived from the audited financial statements as of that date included in the Company's Annual Report on Form 10-K for the year ended December 31, 2019.